Exhibit 8.1

HUNTON & WILLIAMS LLP
RIVERFRONT PLAZA, EAST TOWER
951 EAST BYRD STREET
RICHMOND, VIRGINIA 23219-4074

TEL 804 • 788 • 8200 FAX 804 • 788 • 8218
November 14, 2008
First Potomac Realty Trust
7600 Wisconsin Avenue, 11th Floor
Bethesda, Maryland 20814
First Potomac Realty Trust
Qualification as Real Estate Investment Trust
Ladies and Gentlemen:
          We have acted as tax counsel to First Potomac Realty Trust, a Maryland real estate investment trust (the “Company”), and First Potomac Realty Investment Limited Partnership, a Delaware limited partnership (the “Operating Partnership”), in connection with the preparation of a post-effective amendment to a registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (“SEC”) on the date hereof, with respect to the offer and sale, from time-to-time, of common shares of beneficial interest, $0.001 par value per share (the “Common Shares”), preferred shares of beneficial interest, $0.001 par value per share, and debt securities of the Company, and the offer and sale, from time-to-time, of up to 3,000,000 Common Shares pursuant to a prospectus supplement filed as part of the Registration Statement on November 14, 2008 (the “Prospectus Supplement”). You have requested our opinion regarding certain U.S. federal income tax matters.
In giving this opinion letter, we have examined the following:
1.	the Company’s Articles of Amendment and Restatement, filed on September 26, 2003, with the Department of Assessment and Taxation of the State of Maryland (the “Articles of Incorporation”);

First Potomac Realty Trust
November 14, 2008

2.	the Company’s Bylaws;

3.	the Operating Partnership’s Amended and Restated Agreement of Limited Partnership (the “Operating Partnership Agreement”) dated as of September 15, 2003;

4.	the operating and partnership agreements governing the subsidiary entities owned by the Operating Partnership that are limited liability companies or partnerships with two or more members or partners (the “Subsidiary Partnership Agreements”);

5.	the Registration Statement and the prospectus (the “Prospectus”) and the Prospectus Supplement filed as a part of the Registration Statement;

6.	the taxable REIT subsidiary election for First Potomac TRS Holdings, Inc. (“TRS Holdings”); and

7.	such other documents or agreements as we have deemed necessary or appropriate for purposes of this opinion letter.
In connection with the opinions rendered below, we have assumed, with your consent, that:
1.	each of the documents referred to above has genuine signatures, has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

2.	during its taxable year ending December 31, 2008 and future taxable years, the representations contained in a certificate, dated the date hereof and executed by a duly appointed officer of the Company (the “Officer’s Certificate”), will be true for such years;

3.	the Company will not make any amendments to its organizational documents, the Operating Partnership Agreement, the Subsidiary Partnership Agreements, or the organizational documents of TRS Holdings after the date of this opinion that would affect its qualification as a real estate investment trust (a “REIT”) for any taxable year; and

4.	no action will be taken by the Company, the Operating Partnership, the Subsidiary Entities, First Potomac Management, LLC, a Delaware limited

First Potomac Realty Trust
November 14, 2008

liability company, or TRS Holdings after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.
               In connection with the opinions rendered below, we also have relied upon the correctness of the factual representations contained in the Officer’s Certificate. No facts have come to our attention that would cause us to question the accuracy of the factual representations in the Officer’s Certificate in a material way. Furthermore, where the factual representations in the Officer’s Certificate involve terms defined in the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations thereunder (the “Regulations”), published rulings of the Internal Revenue Service (the “Service”), or other relevant authority, we have reviewed with the individuals making such representations the relevant provisions of the Code, the applicable regulations and published administrative interpretations thereof.
               Based on the documents and assumptions set forth above, the representations set forth in the Officer’s Certificate, and the discussion in the Prospectus and the Prospectus Supplement under the captions “Federal Income Tax Considerations” and “Additional Federal Income Tax Considerations” (which is incorporated herein by reference), we are of the opinion that:
     (a) the Company qualified to be taxed as a REIT pursuant to sections 856 through 860 of the Code for its taxable years ended December 31, 2005 through December 31, 2007, and the Company’s organization and current and proposed method of operation will enable it to continue to qualify as a REIT for its taxable year ending December 31, 2008, and in the future; and
     (b) the descriptions of the law and the legal conclusions contained in the Prospectus and the Prospectus Supplement under the captions “Federal Income Tax Considerations” and “Additional Federal Income Tax Considerations” are correct in all material respects.
               We will not review on a continuing basis the Company’s compliance with the documents or assumptions set forth above, or the representations set forth in the Officer’s Certificate. Accordingly, no assurance can be given that the actual results of the Company’s operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT. Although we have made such inquiries and performed such investigations as we have deemed necessary to fulfill our professional responsibilities as counsel, we have not undertaken an independent investigation of all of the facts referred to in this opinion letter or the Officer’s Certificate.

First Potomac Realty Trust
November 14, 2008

          The foregoing opinions are based on current provisions of the Code, the Regulations, published administrative interpretations thereof, and published court decisions. The Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent the Company from qualifying as a REIT.
          The foregoing opinions are limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is issued to you, and it speaks only as of the date hereof. Except as provided in the next paragraph, this opinion letter may not be distributed, relied upon for any purpose by any other person, quoted in whole or in part or otherwise reproduced in any document, or filed with any governmental agency without our express written consent.
          We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams LLP under the captions “Federal Income Tax Considerations” and “Other Matters—Legal” in the Prospectus and “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder by the SEC.
Very truly yours,
/s/ Hunton & Williams LLP
01655/10510